Exhibit 99.1
P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist

Senior Manager, Investor Relations

(603) 773-1212
TIMBERLAND REPORTS THIRD-QUARTER RESULTS
STRATHAM, NH, October 27, 2006 — The Timberland Company (NYSE: TBL) today reported third-quarter net income of $51.9 million and diluted earnings per share (EPS) of $0.82, compared with third-quarter 2005 net income of $69.2 million and diluted EPS of $1.02, or $1.01 when adjusted to exclude restructuring and related costs and include stock option and employee stock purchase plan expenses.
•	Third-quarter revenues were down slightly as gains in new brands (including SmartWool ® ), Timberland ® apparel, casual footwear, and Timberland PRO ® series were offset by anticipated declines in boots and kids’ sales. Foreign exchange rate changes increased third-quarter revenues by approximately $7.9 million, or 1.5% due to the strength of the Euro and the British Pound, but had limited impact on its profitability as a result of the Company’s hedging program.

•	International revenue increased 6.9%, or 3.6% on a constant dollar basis, supported by growth in southern Europe, distributor markets, Canada, and Japan. U.S. revenues decreased 7.2%, due primarily to lower boots and kids’ sales, which offset benefits from the addition of the SmartWool® brand to the Company’s product portfolio and strong growth in key expansion categories such as Timberland PRO® series footwear and Timberland ® apparel.

•	Third-quarter results reflected global gains in apparel and accessories revenue, which partially offset anticipated declines in footwear revenue. Apparel and accessories revenue increased 27.5% to $129.4 million supported by the addition of the SmartWool ® brand and growth in Timberland ® apparel sales globally. Global footwear revenues fell 7.8% to $368.0 million as gains in casual footwear and Timberland PRO ® series partially offset declines in boots and kids’ sales.

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•	Global wholesale revenue decreased by 1.0% to $416.2 million. Worldwide consumer direct revenue increased by 1.3% to $86.8 million, reflecting gains in international retail and U.S. e-commerce which offset declines in U.S. outlet store sales.

•	Operating profit for the quarter was $80.8 million, down 23.1% from $105.1 million in the prior year, but was better than anticipated due in part to lower than expected markdowns and closeout sales, reflecting benefits from disciplined inventory management efforts.

•	Timberland repurchased 929 thousand shares in the third quarter at a total cost of $25.2 million. It ended the quarter with $61.9 million in cash and $54.2 million in short-term debt as a result of seasonal working capital needs, and effectively controlled working capital levels. Inventory at quarter end was $250.5 million, 3.3% higher than at the end of the 2005 third quarter. Accounts receivable increased 10.8% to $330.4 million, reflecting later timing of shipments in the quarter.

•	While pleased with its continuing progress on key strategic fronts, Timberland is maintaining a cautious outlook and is now targeting fourth-quarter revenue growth in the mid-single digit range. This outlook reflects expectations for relatively flat U.S. growth, which will offset targeted double-digit gains in its international business. The Company also expects continued pressure on gross margins, in the range of 200 basis points for the fourth quarter, reflecting anticipated business mix changes and an estimated $3 million of costs associated with the implementation of definitive anti-dumping duties on European Union footwear sourced in China and Vietnam.

•	Considering these factors, for the full year the Company now expects declines in comparable EPS performance in the 30% range. For the purpose of EPS comparisons, Timberland estimates that its 2005 EPS would have been approximately $2.35 after excluding restructuring and related costs and including costs related to stock options and its employee stock purchase plan.

•	Timberland anticipates continued pressure on operating profit through the first half of 2007. While investing to drive growth across casual, outdoor and industrial categories, it expects continued pressure on boots and kids’ sales, which will likely constrain overall first-half revenue growth to the low-single digit range. The Company also anticipates continued pressure on gross margins reflecting impacts from the implementation of the definitive European Union anti-dumping duties, which will add approximately $5 million to first-half costs, as well as effects from rising material costs and wage pressures in Asia.

•	The Company intends to leverage its strategic actions to drive positive revenue and earnings gains in the second half of 2007, but its preliminary outlook is that first-half profit pressures will likely limit full-year 2007 earnings per share to prior-year levels.

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Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, "We are pleased with our progress in strengthening Timberland’s foundation for growth. We are driving continued progress against our strategies to expand Timberland’s business portfolio with casual, outdoor and industrial consumers, and to strengthen our foundation for long-term growth in the U.S. urban business. We also continue to expand our presence globally, with international sales approaching nearly 50% of Timberland’s overall business. This progress reflects our intense focus on discrete consumer segmentation and leverage of the innovation capability which is at the core of Timberland’s products, heritage and long-term success. While we anticipate continued near-term pressures on our financial results, the strategies we are advancing are gaining traction and positioning us to capture the significant potential we see for our brand and enterprise.”
Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.
As previously announced, Timberland will be hosting a conference call to discuss third-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 617-614-3525 and providing access code number 86553311. Replays of this conference call will be available through the investor relations section of the Company’s website.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland ® , Timberland PRO ® , SmartWool ® , Timberland Boot Company™, Miôn™, and GoLite ® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland ® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

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This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
This press release also includes discussion of constant dollar revenue changes, diluted EPS excluding restructuring and related costs and diluted EPS excluding restructuring and related costs and including stock-based employee compensation costs, which are non-GAAP measures. As required by SEC rules, the Company has provided reconciliations of these measures on attached tables that follow its financial statements. Additional required information is located in the Form 8-K furnished to the SEC on October 27, 2006.
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THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	September 29,	September 30,	December 31,
	2006	2005	2005
Assets
Current assets
Cash and equivalents	$61,850	$117,634	$213,163
Accounts receivable, net	330,384	298,172	168,831
Inventory, net	250,522	242,622	167,132
Prepaid expense	41,059	31,994	33,502
Deferred income taxes	18,416	23,524	26,934
Derivative assets	1,388	5,122	6,044

Total current assets	703,619	719,068	615,606

Property, plant and equipment, net	86,201	77,373	82,372

Deferred income taxes	8,261	—	—

Goodwill and intangible assets, net	82,130	18,742	80,412

Other assets, net	10,467	10,007	10,264

Total assets	$890,678	$825,190	$788,654

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$54,200	$—	$—
Accounts payable	127,440	125,670	97,294
Accrued expense and other current liabilities	122,649	103,693	101,842
Income taxes payable	34,087	47,844	44,210
Derivative liabilities	1,455	—	—

Total current liabilities	339,831	277,207	243,346

Deferred compensation and other long-term liabilities	13,486	15,274	16,046

Deferred income taxes	—	5,051	1,075

Stockholders’ equity	537,361	527,658	528,187

Total liabilities and stockholders’ equity	$890,678	$825,190	$788,654

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THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2006	2005	2006	2005
Revenue	$502,980	$505,913	$1,079,396	$1,100,393
Cost of goods sold	266,324	258,555	563,816	547,894

Gross profit	236,656	247,358	515,580	552,499

Operating expense
Selling	123,660	111,259	324,014	297,236
General and administrative	32,300	28,462	88,568	77,304
Restructuring and related costs	(92)	2,531	820	2,531

Total operating expense	155,868	142,252	413,402	377,071

Operating income	80,788	105,106	102,178	175,428

Other income/(expense)
Interest income/(expense), net	(308)	570	1,463	2,734
Other, net	494	(900)	2,087	238

Total other income/(expense)	186	(330)	3,550	2,972

Income before provision for income taxes	80,974	104,776	105,728	178,400

Provision for income taxes	29,099	35,624	37,639	60,656

Net income	$51,875	$69,152	$68,089	$117,744

Earnings per share
Basic	$.84	$1.04	$1.08	$1.76
Diluted	$.82	$1.02	$1.06	$1.72

Weighted-average shares outstanding
Basic	62,120	66,175	62,910	66,892
Diluted	63,062	67,697	64,069	68,359

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THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Nine Months Ended
	September 29,	September 30,
	2006	2005
Cash flows from operating activities:
Net income	$68,089	$117,744
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	(495)	(3,488)
Share-based compensation	16,417	3,791
Depreciation and other amortization	20,413	18,190
Tax benefit from share-based compensation, net of excess benefit	1,284	6,490
Other non-cash charges and credits, net	(1,969)	1,966
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	(155,614)	(154,003)
Inventory	(82,416)	(116,360)
Prepaid expense	(21,739)	(5,881)
Accounts payable	29,294	79,693
Accrued expense	35,759	(18,837)
Income taxes payable	(10,204)	13,157

Net cash used by operating activities	(101,181)	(57,538)

Cash flows from investing activities:
Additions to property, plant and equipment	(21,878)	(15,704)
Other	(4,241)	147

Net cash used by investing activities	(26,119)	(15,557)

Cash flows from financing activities:
Common stock repurchases	(95,543)	(128,906)
Issuance of common stock	13,478	17,668
Net borrowing under short-term credit facilities	54,200	—
Excess tax benefit from share-based compensation	2,605	—

Net cash used by financing activities	(25,260)	(111,238)

Effect of exchange rate changes on cash and equivalents	1,247	(7,149)

Net decrease in cash and equivalents	(151,313)	(191,482)
Cash and equivalents at beginning of period	213,163	309,116

Cash and equivalents at end of period	$61,850	$117,634

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THE TIMBERLAND COMPANY
UNAUDITED REVENUE ANALYSIS
(Amounts in Thousands)

	For the Three Months Ended			For the Nine Months Ended
	September 29,	September 30,		September 29,	September 30,
	2006	2005	Change	2006	2005	Change

Revenue by Segment:
U.S. Wholesale	$202,110	$220,694	-8.4%	$414,263	$438,036	-5.4%
U.S. Consumer Direct	45,858	46,595	-1.6%	112,157	119,899	-6.5%

Total U.S.	247,968	267,289	-7.2%	526,420	557,935	-5.6%
International	$255,012	$238,624	6.9%	$552,976	$542,458	1.9%

Revenue by Product:
Footwear	$367,982	$399,006	-7.8%	$772,694	$842,638	-8.3%
Apparel and Accessories	129,439	101,497	27.5%	292,366	245,710	19.0%
Royalty and Other	5,559	5,410	2.8%	14,336	12,045	19.0%

Revenue by Channel:
Wholesale	$416,165	$420,208	-1.0%	$851,799	$864,620	-1.5%
Consumer Direct	86,815	85,705	1.3%	227,597	235,773	-3.5%

Comparable Store Sales:
Domestic Retail	-4.5%	-7.1%		-7.7%	-1.4%
Global Retail	-4.1%	-3.2%		-6.7%	0.7%

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THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Millions)
Total Company Revenue Reconciliation:

	For the Three Months Ended		For the Nine Months Ended
	September 29, 2006		September 29, 2006
	$Change	% Change	$Change	% Change

Revenue (decrease) (GAAP)	$(2.9)	-0.6%	$(21.0)	-1.9%
Increase/(decrease) due to foreign exchange rate changes	7.9	1.5%	(6.3)	-0.6%

Revenue (decrease) in constant dollars	$(10.8)	-2.1%	$(14.7)	-1.3%
International Revenue Reconciliation:

	For the Three Months Ended		For the Nine Months Ended
	September 29, 2006		September 29, 2006
	$Change	% Change	$Change	% Change

Revenue increase (GAAP)	$16.4	6.9%	$10.5	1.9%
Increase/(decrease) due to foreign exchange rate changes	7.9	3.3%	(6.3)	-1.2%

Revenue increase in constant dollars	$8.5	3.6%	$16.8	3.1%

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THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF DILUTED EPS TO
DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS
AND INCLUDING SHARE-BASED EMPLOYEE COMPENSATION COSTS
RELATED TO STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS

	For the Three Months	For the Twelve Months
	Ended September 30, 2005	Ended December 31, 2005
Diluted EPS (GAAP)	$1.02	$2.43
Per share impact of restructuring and related costs	.02	.04

Diluted EPS excluding restructuring and related costs	1.04	2.47
Per share impact of share-based employee compensation costs related to stock option and employee stock purchase plans	(.03)	(.12)

Diluted EPS excluding restructuring and related costs and including share-based employee compensation costs related to stock option and employee stock purchase plans	$1.01	$2.35

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